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                                                             EXHIBIT 99.d(ii)(K)

                        AMERICAN AADVANTAGE MILEAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made as of July 31, 2000 by and between AMR Investment Services, Inc., a Delaware Corporation (the "Manager"), and J.P. Morgan Investment Management Inc.(the "Adviser");

         WHEREAS, American AAdvantage Mileage Funds (the "Trust"), a Massachusetts Business Trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

         WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees;

         WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

         WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. Duties of the Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in



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compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Adviser can request that the Manager make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).) The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

         2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolios and/or other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser agrees not to engage in such "soft dollar" transactions without first obtaining the prior written consent of the Manager. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.


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         3. Compensation of the Adviser. For the services to be rendered by the
Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average month-end assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

         4. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

         5. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. Services to other Investment Companies or Accounts. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others provided that whenever the Trust and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Adviser agrees to allocate similarly opportunities to sell securities. The Trust recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Portfolios. In addition, the Trust understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

         7.Status of Adviser. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly

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provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager of the Trust.

         8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and copies of any of such records will be surrendered promptly to the Manager or Trust on request.

         9. Liability of Adviser. The Adviser shall exercise its best judgment in rendering its services under this Agreement. The Adviser shall not be liable for any error of judgment for any loss suffered by the Portfolios in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

         11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act

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of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust and will terminate five business days after the Adviser receives written notice of the termination of the agreement between the Trust and the Manager. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

         As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         12. Indemnification. The Manager agrees to indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) ("Losses"), howsoever arising, from or in connection with the performance by the Adviser of its duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder. The Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Adviser's willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder.

         13. Disclosure. Neither the Trust nor the Manager shall, without the prior written consent of the Adviser, make representations regarding or reference to the Adviser or any affiliates in any disclosure document, advertisement, sales literature or other promotional materials. However, the Adviser may approve the use of its name or a template or standard description for material distributed on a regular basis.

         14. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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         15. Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Texas, without giving effect to principles of conflict of laws.

         A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

J.P. MORGAN INVESTMENT              AMR INVESTMENT SERVICES, INC.
MANAGEMENT INC.

By                                  By
  --------------------------          ---------------------------
                                           William F. Quinn
Name:                                      President
       ----------------------

Title:
       ----------------------



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                                Schedule A to the
                        American AAdvantage Mileage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                     J.P. Morgan Investment Management, Inc.


         AMR Investment Services, Inc. shall pay compensation to J.P. Morgan Investment Management Inc. pursuant to section 3 of the Investment Advisory Agreement between said for rendering investment management services with respect to the Large Cap Growth Fund (the "Portfolio") in accordance with the following annual percentage rates:

                  0.45% on the first $25 million in assets
                  0.40% on assets above $25 million


         To the extent that the Portfolio invests all of its investable assets (i.e., securities and cash) in another investment company, however, no portion of the advisory fee attributable to the Portfolio as specified above shall be paid for the period that the Portfolio's assets are so invested.

DATED: July 31, 2000



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